Exhibit 99.1

GTC BIOTHERAPEUTICS TO TRANSFER TO NASDAQ CAPITAL MARKET

FRAMINGHAM, MA – July 25, 2008 – GTC Biotherapeutics, Inc. (“GTC”, NASDAQ: GTCB) has received approval from The NASDAQ Stock Market LLC to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market. The transfer will be effective at the opening of the market on July 28, 2008. GTC will continue to trade under the symbol “GTCB” with no impact on the ability of investors to trade the stock.

The NASDAQ Capital Market is a continuous trading market that operates in the same manner as The NASDAQ Global Market. The NASDAQ Capital Market includes the securities of approximately 450 companies. All companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

In accordance with NASDAQ rules, GTC has been granted an additional 180 days from July 15, 2008, or until January 12, 2009, to demonstrate compliance with the $1.00 bid price requirement of The NASDAQ Capital Market.

About GTC Biotherapeutics

GTC Biotherapeutics develops, supplies, and commercializes therapeutic proteins produced through transgenic animal technology. ATryn®, GTC’s recombinant human antithrombin, has been approved for use in Europe and has begun the review process in the United States under a rolling Biologics License Application. In addition to ATryn®, GTC is developing a portfolio of recombinant human plasma proteins with known therapeutic properties. These proteins include recombinant forms of human coagulation factors VIIa and IX, which are used for the treatment of hemophilia, and alpha-1 antitrypsin. GTC also has a monoclonal antibody portfolio that includes a monoclonal antibody to CD20 and a monoclonal antibody to CD137. GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as proteins that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the timing of determinations by NASDAQ and the potential to address compliance with the listing requirements of the NASDAQ Stock Market. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission, including the uncertainties associated with variations in the price of GTC’s common stock and GTC’s dependence upon the actions of NASDAQ. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

CONTACT:

GTC Biotherapeutics, Inc.

Thomas E. Newberry

Vice President, Corporate Communications and Government Relations

(508) 370-5374 or tom.newberry@gtc-bio.com